I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “FAT BRANDS INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MARCH, A.D. 2017, AT 10:26 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

CERTIFICATE OF INCORPORATION OF
FAT BRANDS INC.

First: The name of the corporation is FAT Brands Inc.

Second: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred (100) shares of Common Stock, with a par value of $0.0001 per share.

Fifth: The business and affairs of the corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the Bylaws of the corporation. The number of directors of the corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

Sixth: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws; provided, however, the Board of Directors may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for the corporation.

Seventh: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

Eighth: The incorporator is Eileen Kang, whose mailing address is c/o Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067.

Ninth: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraphs by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate of incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this 21st day of March, 2017.

/s/ Eileen Kang
Eileen Kang, Incorporator

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